Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the  Registration Statement on Form F-1 and related Prospectus of Eltek Ltd. for the registration of Subscription Rights and Ordinary Shares and to the incorporation by reference therein of our report dated April 29, 2018 with respect to the consolidated financial statements of Eltek  Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
March 7, 2019	A Member of Ernst & Young Global